Exhibit 3.12

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

VERSO QUINNESEC LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Verso Quinnesec LLC (the “Company”) is effective as of January 7, 2015.

Introduction. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, as the same may be amended from time to time (the “Act”), and has been governed by the Amended and Restated Limited Liability Company Agreement of the Company effective as of December 15, 2010 (the “Existing Agreement”). The Members desire to enter into this Agreement to set forth certain rights and obligations with respect to the Company as set forth herein. Therefore, the Members hereby duly adopt this Agreement pursuant to and in accordance with the Act, amend and restate the Existing Agreement, and agree as set forth herein.

1. Formation. The Certificate of Formation of the Company (as it may be amended or amended and restated, the “Certificate”) was filed by a designated “authorized person” of the Company (within the meaning of the Act) with the office of the Secretary of State of the State of Delaware on April 28, 2006. The rights and obligations of the Members and the administration of the Company shall be governed by this Agreement and the Act. In the event of any inconsistency between any of the terms and conditions contained in this Agreement and any non-mandatory provision of the Act, the terms and conditions contained in this Agreement shall govern.

2. Name. The name of the Company is Verso Quinnesec LLC.

3. Members. The Members and their respective limited liability company interests in the Company (“Interests”) on the effective date of this Agreement are as follows:

Members	Interests
Verso Paper LLC	99.9%
Verso Quinnesec REP Holding Inc.	0.1%

All decisions and actions of the Members shall be taken by all of the Members in order for such decision or action to be valid.

4. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

5. Registered Agent and Principal Office. The registered agent and registered office of the Company in the State of Delaware shall be as the Members may designate from time to time in the Certificate. The Company’s initial principal office shall be located at 6775 Lenox Center Court, Memphis, Tennessee 38115-4436. The Company may have such other offices as the Members may designate from time to time.

6. Term of Company. The Company commenced on the date on which the Certificate was filed with the office of the Secretary of State of the State of Delaware, and its term shall be perpetual unless the Company is dissolved in accordance with this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate pursuant to the Act.

7. Board of Directors; Managers and Officers.

(a) Management of the Company. The management of the Company shall be vested exclusively in the Board of Directors of the Company (the “Board”), which may from time to time by resolution delegate authority to the Officers or to others to act on behalf of the Company. Notwithstanding the prior sentence, the Members hereby expressly retains their right to bind the Company.

(b) Board. The Members shall appoint individuals to serve on the Board (each a “Director”). The Board shall consist of one or more Directors, the number of which will be determined from time to time by resolution of the Board.

(c) Board Meetings; Notice. The Board shall hold meetings at such places and times as shall be determined by the Board or the Members. The presence of a majority of the Directors then appointed at a meeting of the Board shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid. All decisions and actions of the Board shall be taken by a majority of the Directors present at such meeting at which a quorum exists in order for such decision or action to be valid. Notice of each meeting of the Board shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the meeting.

(d) Removal of Directors; Vacancies. The Members may at any time remove any Director appointed pursuant to Section 7(b) with or without cause. In the event that a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Director, such vacancy shall be filled by a majority of the remaining Directors, or if there is no remaining Director, by the Members.

(e) Approval Required. The Board shall have authority with respect to all aspects of the operation of the Company. Without limiting the generality of the foregoing, the Company shall not take any of the actions specified in the Delegation of Authority maintained by the Company, except pursuant to the approval of the party to whom authority is granted for such actions as set forth in the Delegation of Authority, including the approval of the Board by formally documented authorization where so required.

(f) Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting of the Board and without notice if all of the Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board. Any action required or permitted to be taken by the Board also may be taken by the Members without a meeting of the Members and without notice if all of the Members consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Members.

(g) Telephonic Meetings. Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(h) Company Minutes. The decisions and resolutions of the Members, the Board and committees of the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Directors or committee members present at the meeting, the resolutions put to a vote (or the subject of a written consent), and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company, and a copy of the minutes shall be provided to each Director or committee member, as applicable.

(i) Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors.

(j) Officers.

(1) The Company shall have employees or agents who are designated as officers and assigned titles (including, without limitation, a Chief Executive Officer (the “CEO”), a President, one or more Vice Presidents, a Secretary, and a Treasurer) by the Board from time to time (collectively, the “Officers”). Any Officer designated by the Board may be removed by the Board with or without cause at any time.

(2) Each of the Officers shall have such powers and duties in the management of the Company as may be prescribed in a resolution of the Board, and, to the extent not so prescribed, if the Officer’s title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the powers and duties as are normally associated with that office. The Officers shall be subject to the authority of the CEO and shall be responsible for implementing the decisions of the Board and conducting the ordinary and usual business and affairs of the Company, including, subject to the policies and limitations established by, and the supervision of, the Board, and subject to the terms of this Agreement, including, without limitation, Section 7(e). Without limiting the generality of the foregoing, the Officers shall not take any of the actions specified in the Delegation of Authority except pursuant to the approval of the party to whom authority is granted for such actions as set forth therein, including the approval of the Board by formally documented authorization where so required.

(3) The acts of the Officers shall bind the Company when they are within the scope of the authority of such Officers. Except as otherwise authorized by the Board or the CEO, and except as set forth in the Delegation of Authority, no other natural person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The Officers shall keep the Board informed as to all matters of concern to the Company.

(4) Nothing in this Section 7(j) shall be construed to limit the authority of the Members to act for and bind the Company. The Members also may delegate authority and assign titles to individual employees or agents of the Company as determined by the Members. Any such employees or agents shall not be Officers of the Company, but shall be subject to the supervision and control of the Board and shall conform to policies and procedures established by the Board.

8. Other Activities. The Members may engage or invest in, and devote its time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of the Members (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

9. Standards of Conduct.

(a) Notwithstanding any duty otherwise existing at law or in equity, whenever a Member or any Director or Officer or any person to whom the Members or the Board delegate authority or responsibility pursuant to Section 7 (each, an “Authorized Delegate”), is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, such Member or Authorized

Delegate shall be entitled to consider only such interests and factors, including its own, as it desires, and, to the fullest extent permitted by law, shall have no duty or obligation to consider any other interests or factors whatsoever, including any interests of or factors affecting the Company. The provisions of this Agreement, to the extent that they restrict or eliminate the duties of a Member or Authorized Delegate otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

(b) To the extent that a Member or Authorized Delegate has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or any other person bound by this Agreement, such Member or Authorized Delegate acting in accordance with this Agreement shall not be liable to the Company or such other person for its good faith reliance on the provisions of this Agreement. A Member or Authorized Delegate shall, in the performance of such Member’s or Authorized Delegate’s duties, be fully protected (including, without limitation, to the full extent provided under Section 18-406 of the Act) in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers, employees of the Company, or Authorized Delegates, or by any other person as to matters that such Member or Authorized Delegate reasonably believes are within such other person’s professional or expert competence. No Member or Authorized Delegate shall be liable to the Company or any other person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member in its capacity as manager or member or by such Authorized Delegate in its official capacity, except that a Member or Authorized Delegate shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Authorized Delegate’s gross negligence, actual fraud or willful misconduct.

10. Limited Liability. Except as expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member or Authorized Delegate shall be personally liable in any manner whatsoever for any such debt, liability or other obligation of the Company, solely by reason of being a Member or Authorized Delegate.

11. Capital Contributions. The Members have contributed capital to the Company in the amount reflected on the books and records of the Company. Subsequently, the Members may make capital contributions to the Company from time to time upon the approval of the Members, but shall not be required to make any capital contributions.

12. Allocations; Distributions. Each item of income, gain, loss, deduction, credit and other tax items of the Company shall be allocated between the Members on the basis of their respective Interests. Each distribution of cash or other property by the Company shall be made to the Members on the basis of their respective Interests. Notwithstanding any provision to the contrary in this Agreement, the Company, and the Board on behalf of the Company, shall not make a distribution to the Members on account of their respective Interests to the extent that such distribution would violate the Act or other applicable law. If from time to time a Member receives any payment owed to the Company, such Member shall either (a) remit the payment to the Company, (b) remit to the other Member an amount equal to the product of the payment multiplied by such other Member’s Interest (the “Other Member’s Share”), or (c) hold the Other Member’s Share as agent for such other Member.

13. Indemnification.

(a) The Company shall indemnify and hold harmless each Member and Authorized Delegate (including, without limitation, each Director and Officer) to the fullest extent permitted by law from and against any and all damages, liabilities, losses, costs and expenses (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) (collectively, “Actions”) in which such Member or Authorized Delegate may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act of such Member or Authorized Delegate concerning the activities of the Company or its subsidiaries; provided, however, that such indemnification (1) shall be for alleged acts or omissions made by such Member in its capacity as manager or member or such Authorized Delegate in its official capacity and (2) shall include indemnification for negligence, but exclude indemnification (A) for acts or omissions involving gross negligence, actual fraud or willful misconduct or (B) with respect to any transaction from which the indemnitee derived an improper personal benefit. The right to indemnification conferred in this Section 13(a) shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any action in advance of its final disposition (an “advancement of expenses”); provided, however, that the Company may require the indemnitee to provide an undertaking to repay all amounts advanced if it should be ultimately determined that the indemnitee is not entitled to be indemnified under this Section 13. The rights to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that a Member or Authorized Delegate may have or hereafter acquire under any statute, agreement, action of the Members, vote of the Board, or otherwise. The right to indemnification and to the advancement of expenses conferred in this Section 13(a) shall continue as to an indemnitee who has ceased to be an Authorized Delegate and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) The Company, upon authorization by the Members or the Board, may grant rights to indemnification and advancement of expenses to any manager, employee or other agent of the Company to the full extent permitted by law.

(c) The Company, at its expense, may maintain insurance to protect itself and any manager, Director, Officer, employee or other agent of the Company or any other limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability, loss or expense. The Company may maintain such insurance regardless of whether it would have the power to indemnify such person against such expense, liability or loss under the Act.

(d) Notwithstanding the foregoing, any and all indemnification and advancement of expenses obligations of the Company shall be satisfied only from the assets of the Company, and the Members shall have no liability or responsibility therefor.

(e) Any amendment or modification of this Section 13 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such act or omission.

14. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up upon the first to occur of the following:

(a) the Members’ written determination to dissolve the Company;

(b) at any time there are no members of the Company, unless the Company is continued pursuant to the Act; or

(c) a decree of judicial dissolution of the Company by a court of competent jurisdiction.

Upon dissolution of the Company, after satisfying creditors, all remaining assets shall be distributed to the Members on the basis of their respective Interests.

15. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by all of the Members.

16. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to other principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

VERSO PAPER LLC

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer

VERSO QUINNESEC REP HOLDING INC.

By:	/s/ David J. Paterson
David J. Paterson
President and Chief Executive Officer